Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated June 23, 2021, except for the matter discussed in Note 8, as to which the date is November 30, 2021, and the matters discussed in Note 2 and Note 10, as to which the date is January 3, 2022, with respect to the financial statements of CinCor Pharma, Inc. included in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-261738) and related Prospectus of CinCor Pharma, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

Cincinnati, Ohio

January 6, 2022